EXHIBIT 99.1

November 22, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
                                                                                                                                 Website: www.midwaygold.com

Midway Gold Closes US$4 Million Offering of Units

Vancouver, British Columbia – November 22, 2010, Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) is pleased to announce that it has closed its previously announced unit offering.  Pursuant to the offering, Midway raised aggregate gross proceeds of US$4 million, through the issue of 6,660,000 units through a brokered offering in Canada and the United States.  The units were issued at US$0.60 per unit, each unit comprising one common share and one half of one non-transferable common share purchase warrant.  Each whole warrant will entitle the holder to purchase one common share of Midway at a price of US$0.90 per share until November 22, 2012.  Midway can accelerate the expiry of the warrants to a date 30 days after giving notice to the holders of such warrants if the common shares of Midway trade at a volume weighted average price of greater than US$1.15 per share for a period of 20 consecutive trading days on the NYSE-Amex.

Haywood Securities Inc. was engaged as the agent for the offering in Canada and the United States and was paid a cash commission of 6% of the total gross proceeds of the offering.

Midway intends to use the aggregate net proceeds from the offering to advance its projects, to fund its general and administrative cost (including property maintenance fees) and for general working capital purposes.

The units were offered pursuant to final prospectus supplements (the "US Prospectus Supplements") to the base shelf prospectus (the "U.S. Base Prospectus") in the Company's effective shelf registration statement on Form S-3 (File No. 333-165842) (the "Registration Statement") which was declared effective by the Securities and Exchange Commission on May 6, 2010, and pursuant to final prospectus supplements (the "Canadian Prospectus Supplements") to the Company's base shelf prospectus, dated May 4, 2010 (the "Canadian Base Prospectus"), filed with securities regulatory authorities in each of the provinces of British Columbia, Alberta and Ontario.  Copies of the Canadian Prospectus Supplements and the accompanying Canadian Base Shelf Prospectus may be obtained by accessing the website maintained by the Canadian securities regulatory authorities at www.sedar.com, and copies of the US Prospectus Supplements and the Registration Statement may be obtained by accessing the SEC website at www.sec.gov.
Copies of the final U.S. Prospectus Supplement and final Canadian Prospectus Supplement in connection with the placement of units in Canada and the United States along with the U.S. Base Prospectus and Canadian Base Prospectus can be obtained from the Agent at:

Haywood Securities Inc.
Suite 2000-400 Burrard Street
Vancouver, BC, Canada
V6C 3A6
Attention: Michelle Jankovich
Telephone: 604-697-7126
E-mail: mjankovich@haywood.com

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the U.S. Prospectus Supplements, the Canadian Prospectus Supplement or the Registration Statement.

ON BEHALF OF THE BOARD
"Daniel Wolfus"
Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

About Midway Gold Corp.
Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  Midway controls over 65 square miles of mineral rights in the western United States, including four advanced exploration projects: Spring Valley, Pan, Golden Eagle, and Midway, as well as three early stage exploration targets.  These early stage exploration projects include Gold Rock, Roberts Gold and Burnt Canyon.

Neither the TSX Venture Exchange nor its Regulation Services Provide (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.